Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

TO ACQUIRE

TEXAS BANKERS, INC.

HOUSTON, September 13, 2011. Prosperity Bancshares, Inc.® (Nasdaq: PRSP - news) announced today the signing of a definitive agreement to acquire Texas Bankers, Inc. and its wholly-owned subsidiary, Bank of Texas, Austin, Texas.

Texas Bankers, Inc. operates three (3) banking offices in the Austin, Texas CMSA including a location in Rollingwood, which will be consolidated with Prosperity’s Westlake location and remain in Bank of Texas’ Rollingwood banking office; one in downtown Austin which will be consolidated into Prosperity’s downtown Austin location and another in Thorndale. As of June 30, 2011, Bank of Texas reported total assets of $72.5 million, loans of $29.7 million and deposits of $64.2 million.

Under the terms of the definitive agreement, Prosperity will issue 315,000 shares of Prosperity common stock for all outstanding shares of Texas Bankers capital stock, subject to certain conditions and potential adjustments.

“We are pleased that Gordon Muir and his group of experienced bankers have agreed to join the Prosperity team,” commented David Zalman, Chairman and Chief Executive Officer of Prosperity. “The customers of Bank of Texas will continue to experience the same level of personalized customer service they are accustomed to and can take advantage of our continued

expansion in the Austin CMSA. Following the merger, Prosperity will have thirty-four banking centers across Central Texas.”

“This is a positive step for Texas Bankers, its employees and customers. The merger will provide Bank of Texas with additional resources to grow and compete,” said Gordon Muir, Chairman, President and Chief Executive Officer of Texas Bankers. “We are excited about the opportunity to become a part of a successful and community driven organization that understands the importance of our customers.”

The merger has been approved by the Boards of Directors of both companies and is expected to close during the first quarter of 2012, although delays may occur. The transaction is subject to certain conditions, including the approval by Texas Bankers’ shareholders and customary regulatory approvals. Operational integration is anticipated to begin during the first quarter of 2012.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $9.7 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred seventy-five (175) full service banking locations: sixty (60) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-three (33) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

In connection with the proposed merger of Texas Bankers, Inc. into Prosperity, Prosperity will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Prosperity’s common stock to be issued to the shareholders of Texas Bankers, Inc. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Texas Bankers, Inc. seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, TEXAS BANKERS AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations. Prosperity’s telephone number is (281) 269-7199.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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